UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2025 (July 31, 2025)

ASGN Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-35636	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Cox Road, Suite 110, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(888) 482-8068
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	ASGN	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2025 (the “Effective Date”), ASGN Incorporated (the “Company”) entered into the Second Amendment to its Third Amended and Restated Credit Agreement (the “Second Amendment”), by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment amends the Company’s existing Third Amended and Restated Credit Agreement, dated as of August 31, 2023 (as amended, restated, supplemented and otherwise modified to date, the “Existing Credit Agreement”) by providing an incremental term loan facility (the “Incremental Term A Loans”) in an aggregate principal amount of $100.0 million, which was borrowed in full on the Effective Date.

The Incremental Term A Loans bear interest, at the Company’s option, at base rate plus a spread of 0.50% to 1.50% or an adjusted term SOFR rate (based on one, three or six-month interest periods) plus a spread of 1.50% to 2.50%, in each case with such spread being determined based on the Company’s consolidated secured leverage ratio. The base rate means the highest of the prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted term SOFR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears (a) quarterly for Incremental Term A Loans bearing interest at the base rate and (b) at the end of an interest period (or at each three-month interval in the case of loans with interest periods greater than three months) in the case of Incremental Term A Loans bearing interest at the adjusted term SOFR rate. The Company (a) is required to make quarterly amortization payments of $625,000 with respect to the Incremental Term A Loans for the first four fiscal quarters ending after the Effective Date, and of $1,250,000 for each fiscal quarter thereafter and (b) paid other customary fees and costs in connection with the Incremental Term A Loans. In addition, the Company must maintain a consolidated secured leverage ratio of not greater than 3.75 to 1.00. The maturity date for the Incremental Term A Loans is February 14, 2028.

Consistent with the Existing Credit Agreement, the Company’s obligations in respect of the Incremental Term A Loans are secured by substantially all of the Company’s assets, subject to customary exceptions, and guaranteed by the material domestic subsidiaries of the Company.

Use of Proceeds. The increased liquidity provided by the Incremental Term A Loans enhances the Company’s financial flexibility, allowing the Company to strategically allocate future cash flows in a manner that serves the best interests of stockholders, including organic investments in the business, creating additional availability under the Company’s current $500 million Senior Secured Revolving Credit Facility (due 2028) for future acquisitions, and buying back shares.

The Incremental Term A Loans are otherwise subject to the same terms and conditions as those set forth in the Existing Credit Agreement, including but not limited to representations and warranties, events of default, and affirmative and negative covenants.

The foregoing description of the Second Amendment is only a summary and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
10.1
Second Amendment to Third Amended and Restated Credit Agreement, dated as of July 31, 2025, by and among ASGN Incorporated, as the borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein

104.1	Cover page interactive data file (embedded within the Inline XBRL document)

Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASGN Incorporated

Date: July 31, 2025	/s/ Marie L. Perry
Marie L. Perry
Executive Vice President and Chief Financial Officer